Exhibit 99.1

PRESS RELEASE

Debiopharm International SA Enters the Field of Antibody-Drug Conjugates Through Acquisition of Phase II Asset from ImmunoGen

Transaction adds innovative clinical-stage program to expanding Debiopharm portfolio and broadens its clinical development expertise

Divestiture aligns with ImmunoGen’s focus on strategic growth initiatives and generates near-term value

Lausanne, Switzerland and Waltham, Mass., May 23, 2017 – Debiopharm International SA (Debiopharm – www.debiopharm.com), part of Debiopharm Group™, a Switzerland-based biopharmaceutical company, and ImmunoGen, Inc. (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs) for the treatment of cancer, today announced that Debiopharm has acquired ImmunoGen’s IMGN529/DEBIO 1562, a clinical-stage anti-CD37 ADC for the treatment of patients with B-cell malignancies, such as non-Hodgkin lymphomas (NHL).

Under the terms of the agreement, ImmunoGen received a $25 million upfront payment for IMGN529/DEBIO 1562 and is entitled to a $5 million milestone payment to be paid after completion of the transfer of ImmunoGen technologies related to the asset, which the parties expect to achieve by the end of 2017. In addition, ImmunoGen is eligible for a second success-based milestone payment of $25 million upon IMGN529/DEBIO 1562 entering a  Phase 3 clinical trial.

“The purchase of IMGN529/DEBIO 1562 from a pioneer in the field of ADCs represents a strategic investment leveraging our expertise and track record in Oncology and supports our strong commitment to deliver targeted therapies and precision medicines to help patients suffering from severe diseases”  stated Bertrand Ducrey, CEO of Debiopharm.

“IMGN529/DEBIO 1562 has already generated compelling clinical data and we look forward to further exploring it in combination with Rituxan®, which could provide an attractive alternative to conventional chemotherapies for patients with NHL such as diffuse large-cell B-cell lymphoma (DLBCL),” said Chris Freitag, vice president of clinical research and development of Debiopharm.

IMGN529/DEBIO 1562 demonstrated evidence of anticancer activity in NHL in a Phase 1 monotherapy trial and successfully completed a safety run-in study in combination with Rituxan®.  The product is now ready to move forward into a Phase 2 trial in NHL, and particularly in DLBCL for which it has Orphan Drug status.

“With a strong history of developing and bringing oncology drugs to market, Debiopharm offers the right mix of resources and capabilities to advance IMGN529/DEBIO 1562 through its next phase of development,” stated Mark Enyedy, president and chief executive officer of ImmunoGen. “Consistent with the strategic review of our portfolio undertaken last fall, this transaction further enables us to prioritize our development efforts on mirvetuximab soravtansine and our IGN programs, while generating near-term value from IMGN529/DEBIO 1562.”

About Debiopharm International SA

Part of Debiopharm Group™ –  a Swiss-headquartered global biopharmaceutical group including five companies active in the life science areas of drug development, GMP manufacturing of proprietary drugs, diagnostic tools and investment management – Debiopharm International SA focuses on developing prescription drugs that target unmet medical needs. The company in-licenses and develops promising drug candidates. The products are commercialized by pharmaceutical out-licensing partners to give access to the largest number of patients worldwide.

For more information, please see www.debiopharm.com

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About ImmunoGen, Inc.

ImmunoGen is a clinical-stage biotechnology company that develops targeted cancer therapeutics using its proprietary ADC technology. ImmunoGen's lead product candidate, mirvetuximab soravtansine, is in a Phase 3 trial for FRα-positive platinum-resistant ovarian cancer, and is in Phase 1b/2 testing in combination regimens for earlier-stage disease. ImmunoGen's ADC technology is used in Roche's marketed product, Kadcyla®, in three other clinical-stage ImmunoGen product candidates, and in programs in development by partners Amgen, Bayer, Biotest, CytomX, Lilly, Novartis, Sanofi and Takeda. More information about the Company can be found at www.immunogen.com.

Kadcyla® and Rituxan® are the registered trademarks of their respective owners.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the development of novel anticancer products, including IMGN529/DEBIO 1562, including risks relating related to clinical studies, their timing and results. A review of these risks can be found in ImmunoGen's Annual Report on Form 10-K for the six-month period ended December  31, 2016 and other reports filed with the Securities and Exchange Commission.

Debiopharm International SA Contact Christelle Tur Communications Coordinator christelle.tur@debiopharm.com Tel.: +41 (0)21 321 01 11	ImmunoGen Contact Monique Allaire Thrust IR monique@thrustir.com Tel. : 617-895-9511
Robert Stanislaro FTI Consulting, Inc. robert.stanislaro@fticonsulting.com Tel. :212-850-5657